Exhibit 11.  Statement re Computation of Per Share Earnings

                       THE ROUSE COMPANY AND SUBSIDIARIES
             Computation of Fully Diluted Earnings (Loss) Per Share
               (Unaudited, in thousands except per share amounts)

                                                    Years ended December 31,
                                                  -----------------------------
                                                    1993      1992       1991
                                                  --------  ---------  --------

Earnings (loss) before extraordinary loss
  and cumulative effect of change in
  accounting principle                            $(1,291)  $(15,849)  $ 2,424

Add after tax interest expense applicable to
  convertible subordinated debentures               6,236      8,811     8,811
                                                  -------   --------   -------

Earnings (loss) before extraordinary loss and
  cumulative effect of change in
  accounting principle, as adjusted                 4,945     (7,038)   11,235

Extraordinary loss                                 (8,051)      (348)      (90)

Cumulative effect at January 1, 1991
  of change in accounting for income taxes              -          -    13,463
                                                  -------   --------   -------

Net earnings (loss), as adjusted                  $(3,106)  $ (7,386)  $24,608
                                                  =======   ========   =======

Shares:
- ------

Weighted average number of common shares
  outstanding                                      47,411     47,994    48,157
Assuming conversion of convertible
  Preferred stock                                   8,251          -         -
Assuming conversion of convertible
  subordinated debentures                           5,917      8,351     8,351

Assuming exercise of options and warrants
  reduced by the number of shares which
  could have been purchased with the
  proceeds from the exercise of such options          224         73       147
                                                  -------   --------   -------

Weighted average number of shares outstanding
  as adjusted                                      61,803     56,418    56,655
                                                  =======   ========   =======

Earnings (loss) per common share assuming full
  dilution:
  Income (loss) before extraordinary loss and
   cumulative effect of change in accounting
   principle                                      $   .08   $   (.12)  $   .20
  Extraordinary loss                                 (.13)      (.01)        -
  Cumulative effect of change in accounting
   principle                                            -          -       .23
                                                  -------   --------   -------
  Net earnings (loss)                             $  (.05)  $   (.13)  $   .43
                                                  =======   ========   =======

This calculation is submitted in accordance with Regulation S-K item 601 (b)
(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.